Exhibit 99.1
X post from Michael Belshe

Today I'm sharing a hard decision: we are reducing our workforce by nearly 15%. I want to be straight with you about why. The ecosystem has evolved, and the way we build financial services has changed dramatically. To keep winning for our clients, we need to be sharper, more focused, and concentrate our people and energy on the areas that matter most: security, trading, stablecoins, settlement, and AI-powered infrastructure. Getting there means making BitGo more deliberate than it is today. This isn’t an easy day. BitGo is built by people I respect and care about, many of whom bleed blue and have given everything to get us here. I’m truly grateful for all of your contributions, and I don’t take saying goodbye lightly. By the time you read this message, everyone affected will already have heard directly from their manager and HR. To those of you who are leaving: thank you. You helped shape BitGo into what it is today, and the company will always be better because you were here. I wish you nothing but success ahead. To the team that remains: I know this is still hard. Be good to each other and overcommunicate as we reorganize. We have a clear, strong path forward, and this is a one-time action. We don't anticipate further reductions. I wouldn’t make this call if I didn’t believe deeply in our future. Let’s go build it.

https://x.com/mikebelshe/status/2070240967479996463?s=46&t=yct-CCtXLfP-y1PVcEXC9A